Exhibit 99.2

Portfolio Overview [1]

($ in thousands, except share and per share data)

Property Type	Design Beds	Leasing Status as of September 30, 2019	Leasing Status as of September 30, 2018	Fall 2019 Final Rental Rate Change	Revenue Change	Rental Revenue per Leased Bed for Academic Year [2] 2019 / 2020	Rental Revenue per Leased Bed for Academic Year [2] 2018 / 2019
2020 Same Store Owned Properties	93,702	97.4%	97.0%	1.4%	1.7% [3]	$788	$777
New Owned Properties [4]	3,159	98.1%	n/a	n/a	n/a	$1,074	n/a
Total - Owned Properties	96,861	97.4%	97.0%	n/a	n/a	$797	n/a

Note: The same store grouping presented above represents the properties that will be classified as same store properties in 2020. This represents properties owned and operating for both of the entire years ended December 31, 2019 and 2020, which are not conducting or planning to conduct substantial development or redevelopment activities, and are not classified as held for sale. This same store grouping is presented for purposes of disclosing the final leasing results for the 2019/2020 academic year, which will have a significant effect on our results of operations for the year ended December 31, 2020.

1. Represents leasing status for the 2019 / 2020 academic year as of September 30, 2019, as compared to prior academic year occupancy and rental rates as of September 30, 2018.
2. Represents average rental revenue per leased bed for the academic years presented.
3. Adjusted to include only the company's 55 percent share of the Austin portfolio, the effective rental revenue growth which flows through to FFOM is 2.0 percent.
4. Includes 2019 development deliveries and presale development projects.